Exhibit 99.4

Corrected Transcript

25-Apr-2017

Tyson Foods, Inc. (TSN)

Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call

1

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

CORPORATE PARTICIPANTS

Jon Kathol	Dennis Leatherby
Vice President-Investor Relations, Tyson Foods, Inc.	Chief Financial Officer & Executive Vice President, Tyson Foods, Inc.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

OTHER PARTICIPANTS

Adam Samuelson	Michael Leith Piken
Analyst, Goldman Sachs & Co.	Analyst, Cleveland Research Co. LLC

Thomas Hinsdale Palmer	Akshay Jagdale
Analyst, JPMorgan Securities LLC	Analyst, Jefferies LLC

Heather Jones	Kenneth Bryan Zaslow
Analyst, The Vertical Group	Analyst, BMO Capital Markets (United States)

Jeremy Scott	David Palmer
Analyst, Mizuho Securities	Analyst, RBC Capital Markets LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, and welcome to the Tyson Foods Financial Update Call. All participants will be in listen-only mode. [Operator Instructions] After today's presentation, there will be an opportunity to ask questions. [Operator Instructions] Please note that this event is being recorded.

I would now like to turn the conference over to Jon Kathol, Vice President of Investor Relations. Please go ahead, sir.

Jon Kathol

Vice President-Investor Relations, Tyson Foods, Inc.

Good morning, everyone, and thank you for joining us on such short notice. I am Jon Kathol, the Vice President of Investor Relations for Tyson Foods. I am joined today by Tom Hayes, President and CEO; and Dennis Leatherby, CFO, to discuss Tyson's acquisition of AdvancePierre Foods.

On today's call, we'll be making forward-looking statements and would ask you to refer to the ir.tyson.com site for additional information. I would also like to remind you that a replay of today's call will be available later today on Tyson's Investor Relations website.

And with that, I would like to turn the call over to Tom.

2

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

Very good. Thank you, Jon, and thank you all for joining us today on such short notice. As you saw from our press release this morning, we announced that Tyson has entered into a definitive agreement to acquire AdvancePierre Foods for $40.25 a share. The transaction has the support of Oaktree which owns approximately 42% of the outstanding shares of AdvancePierre common stock.

We're really excited about this transaction and it fits with Tyson's portfolio of prepared and prot ein-packed brands. As we discussed recently at CAGNY, Tyson is focused on its new strategic intent to sustainably feed the world with the fastest growing portfolio of protein-packed brands. The acquisition of AdvancePierre and its brands will allow us to do just that. AdvancePierre has a portfolio of products and categories that Tyson does not have and AdvancePierre will bring us the capabilities and products and ready -to-eat lunch and dinner sandwiches, sandwich components, and snacks. Marrying the two business lines with Tyson's capabilities and brands will create meaningful opportunities for growth faster and greater than the companies could do separately.

With the addition of AdvancePierre's product lines, we will be building out our portfolio of fresh prepared foods, a segment we find especially attractive. This is going to allow us to broaden our position as a valuable player in convenience foods and the important retail perimeter.

Importantly, this combination will immediately drive financial results . We expect the transaction to be immediately accretive to Tyson's EPS on both a GAAP and cash basis excluding costs. As with the Hillshire transaction, we intend to use our strong cash flows, including divestiture proceeds to rapidly pay down debt and ret urn to our leverage within our target range.

This transaction is about growth. We believe that Tyson is the right home for AdvancePierre to continue to expand its distribution footprint and nurture even greater brand loyalty for its products. With Tyson's world-class manufacturing and distribution footprint, our ability to source inputs and some duplicative corporate overhead, we should expect synergies of approximately $200 million to be realized within three years. We also expect revenue synergies over time by leveraging Tyson's innovation and brand-building capabilities which will help us – currently [indiscernible] (3:42) is regional player – to find growth across the U.S.

Tyson has evaluated opportunities to leverage our strong business fundamentals t o drive future growth in our recently completed strategic plan and whether by divesting non-core protein-focused assets as we announced yesterday or by acquiring companies like AdvancePierre that enhance our protein-focused portfolio. We are focused on driving growth and driving growth fast and profitable.

We believe AdvancePierre and Tyson are a natural strategic fit to accomplish this objective. The combination of acquiring AdvancePierre and divesting non-strategic assets moves us significantly forward in shaping the portfolio for the future and it meets the needs of our strategic objectives.

As this is our first acquisition and transaction as a new leadership team, I wanted to restate the acquisition strategy as we laid out recently in how this acquisition of AdvancePierre fits within it. Pretty simply, we are focused on value-added protein-packed foods.

We want to ensure that any transaction brings to Tyson either a new brand, a new capability or a new geography. If we can find targets that meet all three simultaneously, that's right where we want to be.

3

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

This acquisition of AdvancePierre, we have acquired new capabilities, new brands, and excellent customer relationships that we can expand into new geographies. AdvancePierre's product portfolio represents a wide range of compelling offerings in geographies and channels where when combined with Tyson's portfolio and capabilities, will have significant presence.

As you can see, this transaction provides considerable and immediate value for Advanc ePierre's  shareholders. We are looking forward to AdvancePierre employees joining our team. As a part of Tyson, they'll have a larger, more attractive opportunity set at a company that Fortune repeatedly lists as one of the best places to work.

To ensure we're excited about Tyson's future growth opportunities and the crucial role that AdvancePierre and its brands will play, it's an excellent creative transaction that enhances our ability to compete in growing channels while delivering significant value to AdvancePierre's shareholders.

So, with that, I'll conclude our prepared remarks and now I'd like to open up the call for questions but I will ask that everybody keep in mind that we will only be addressing this transaction during the Q&A session. We'll no t be discussing quarterly results, our outlook, or any of that as we'll announce our results on May 8.

So, with that, operator, please open the line.

QUESTION AND ANSWER SECTION

Operator: Thank you, Mr. Hayes. We will now begin the question-and-answer session. [Operating Instructions] The first question will come from Adam Samuelson of Goldman Sachs. Please go ahead.

Adam Samuelson

Analyst, Goldman Sachs & Co.

Q

Great. Thanks. Good morning, everyone. Maybe first, Tom, if you can provide a little bit more color on the different synergy buckets that you've targeted, maybe quantify some of the expected savings between fresh meat, manufacturing rationalization, public company costs, et cetera?

And then just quickly, secondly, can you talk about the plan for share repurchases, if any, over the next 12 to 18 months. Should we think of those as on hold as you delever from AdvancePierre or is that the run rate that you've had recently can continue?

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Yeah. So, good morning, Adam. Thanks for the question. I'll have Dennis talk about the share repurchase approach. But as it relates to the synergy buckets, so, a bit too early to give you the full quantification. We are working through that. We haven't had a chance actually to go to the team, obviously, and talk about it. From our perspective though, those buckets include manufacturing, distribution, redundant overhead and, for sure, there will be some significant revenue synergies.

But as you can imagine with our network that we have for our mixing centers with theirs, there's not just the cost takeout opportunity but also just the customer service and I think a compelling proposition for us to be a more viable supplier to help our customers grow.

4

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

So, we feel really confident about the $200 million is what you should take away and that we've done enough work to understand that we're going to have [ph] a better approach (8:21) to it. Dennis?

Dennis Leatherby

Chief Financial Officer & Executive Vice President, Tyson Foods, Inc.

A

Adam, as far as the buyback question goes, at this point, we are definitely going to deleverage as quickly as we can. I would expect that we would be looking at discretionary buybacks sometime late 2019. In the meantime, we would, however, continue to buy a small amount of shares to cover our long-term incentive plans.

Adam Samuelson

Analyst, Goldman Sachs & Co.

Q

All right. Thanks very much. I'll pass it on.

Operator: The next question will come from Tom Palmer of JPMorgan. Please go ahead.

Thomas Hinsdale Palmer

Analyst, JPMorgan Securities LLC

Q

Good morning. Thanks for taking my question. One thing we've heard this morning is around the timing of the acquisition considering the business was up for sale perhaps a bit lower price a couple of years ago. Has something changed in AdvancePierre's business or in Tyson's business that makes it more attractive today than it might have been a couple of years ago?

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Hey, Tom. That's an excellent question and the answer to that is yes, on both fronts. So, what's changed in AdvancePierre? The team has done a wonderful job, certainly, not just growing the business but al so putting in place an operating model which they call the AdvancePierre Way that has really driven a lot of effectiveness and not just as it relates to other manufacturing and distributing their products but also on the commercial side, so, pricing strategies, a lot of stuff that they've talked about with investors themselves.

But as you know, we took a look at what they've done. They have created significant value. So, there's a change, clearly, there that we recognize in being a public company straight out in the open which was exciting for us to see.

As it relates to Tyson, of course, we've had much change here. We have a new leadership team. We have a new CEO – myself. And we also have a new strategy. So, our strategy had to be sorted before we could say this was an excellent fit. And as you saw yesterday, we divested businesses that aren't consistent with our strategy to grow in protein-packed brands.

So, yes it is a more valuable company. Yes, it would have been probably less expensive or certainly less expensive in the past but the timing is right. Timing, as you can imagine or as you know, is everything on a lot of these deals. So, we feel really good about it.

Thomas Hinsdale Palmer

Analyst, JPMorgan Securities LLC

Q

Great. Thank you.

5

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Thomas P. Hayes
President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

You're welcome.

Operator: The next question will be from Heather Jones of the Vertical Group. Please go ahead.

Heather Jones

Analyst, The Vertical Group

Q

Good morning. I was wondering if you could give us a sense of which of their segments that you are finding the most attractive or most synergistic with Tyson. I know they have a fast -growing convenience store business. But just wondering if you could give us a sense of what components you found the most attractive.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Sure. Good Morning, Heather. You know what's nice about this is, I would say, that segments that they compete in are all attractive to us. Attractive because we are strong in them with our own product portfolio, but we have very complementary product lines. So, I would say the two to think about the most are certainly the convenience channel that has been growing. There's been – growth is tough to come by I would say in food overall, but convenience is growing and, also the store perimeter.

So, if you think about the opportunity for us as we look at the combination, we have excellent brands at Tyson and we have excellent capabilities. We're adding sandwich assembly capabilities in lunch and dinner that we don't currently posses to the extent that AdvancePierre has them.

And there's also just the straight-up product portfolio that AdvancePierre has that we just don't in prepared. So, the channels to think about are convenience and the retail periphery or perimeter. But as you think about growth going forward, it's going to also be in traditional retail.

Not to be overlooked is the Barber Foods brand. So, it's a small brand predominantly in the Northeast today, but we like it. We like that it's a very quality brand with a strong heritage. And so, we intend to make sure that we pay attention to how we can grow that equity across retail over time as well.

Heather Jones

Analyst, The Vertical Group

Q

Okay. And just as a follow-up, I just wanted to ask about the margins. So, their EBIT margin a couple of years ago was less than half of what it is now. It was in the low-5s. Last fiscal year, it was close to 13. And clearly, there's been some input cost relief in the meantime. But then if you look at the synergy target you all are talking about, it seems like you're targeting a very high margin for this business.

And I just wonder if you could help us get some comfort around that and in the structure of their sales agreement so that if we go into a period of input cost inflation, how will that be handled? Because it's a pretty drastic improvement in margins that they've seen over the last couple of years and just would love to get some comfort around that.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

6

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Certainly. Yeah, so I'll say a couple of things. One is as it relates to the synergies, don't think about the synergies coming from AdvancePierre exclusively. There's certainly cost advantages by this combination. And so, you should think of what those would look like in total. So, the idea of sales synergies, distribution synergies, those are things that – certainly having where they have less than load deliveries on some of their products which they do. They utilize smaller – they still have a smaller footprint than we do. You can imagine there will be significant synergies there.

But I would say that the input cost, the way that they have handled it – and I'll just go back, I don't want to speak for Chris Sliva and the team. They've done a wonderful job and they can speak for themselves.

But now as I've come to know the business, they have done some remarkable things as it relates to becoming much more professional, I would say, as they manage their pricing programs with the entire trade.

So, there has been value created there but I think because the combination is so complementary and because we are a scale player at Tyson, I see that being certainly a reasonable target. In fact, it's maybe a conservative target.

Then the final thing is on input costs, not that we're going to say that there's going to be tremendous synergies coming from lower cost of raw materials because a lot of those materials are market-based and we sell our commodity raw materials at the market. But you will definitely find that there's going to be a more, I think, seamless interaction in terms of customer and supplier where we have with AdvancePierre. They have a lot of relationships and we have a lot of the inputs that they use to make their products. So, I think that that's going to be a nice thing for us to take a look at and see how we can add some value there.

Heather Jones

Analyst, The Vertical Group

Q

Okay. Thank you.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Yeah.

Operator: The next question will be from Jeremy Scott of Mizuho. Please go ahead.

Jeremy Scott

Analyst, Mizuho Securities

Q

Hi. Good morning. Congrats on the transaction. I just want to ask about the strategy going forward. Obviously, you know that the consumer is comfortably growing more omni-channel when it comes to eating out.

But can you talk a little bit about the appetite of your customers to outsource more fresh meal preparation given the higher costs of store labor and given the fact that – you just mentioned obviously that that area of the store is growing.

But is it the intention for Tyson to use its scale to bring down the cost of that distribution to perhaps win more SKUs and facilitate more outsourcing and what does that mean for the organic growth rate of AdvancePierre?

7

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Yes. Jeremy, what I would say, AdvancePierre has started to do that themselves and that's what has been behind their growth story to a large degree. But certainly, that is an opportunity for us and we see clearly convenience foods overall.

So, whether it's in the convenience store channel or in the perimeter of retail store, certainly, consumers want further prepared foods but also fresh prepared foods.

But I would say packaged is less in favor and solutions that are ready -to-eat those are certainly capabilities that we want to continue to build and we have also AdvancePierre has and they're in different product categories, as I said.

and or ready-to-heat and eat, that been doing so on our own turf. But

So, having that combined scale will be certainly helpful for our customers as they look to build out their growth plans. Just having more to offer and more capabilities is going to be, hopefully, [indiscernible] (17:45) for them, seen as a very positive thing and my guess is it will be.

Jeremy Scott

Analyst, Mizuho Securities

Q

Great. Thank you.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

You're welcome.

Operator: The next question will be from Michael Piken of Cleveland Research. Please go ahead.

Michael Leith Piken

Analyst, Cleveland Research Co. LLC

Q

Yeah, hi. I'm just wondering in terms of how you're thinking about the business as a whole in terms of combining Hillshire and now this business. Just where do you sort of ideally see your mix and I mean in terms of your – even commodity businesses. I mean, do you expect that we'll see a shift in volumes as you feed into your prepared foods business more over time in terms of the amount of commodity meat that you sell externally? Thanks.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Yeah. Good morning, Michael. We want to grow the business – everything that we own, we want to grow, so start there. What we have been consistently talking about over the last couple of quarters is that we have two very distinct businesses. On the fresh meat side, our commodity business, the growth profile will follow largely what's happening in terms of trends are very supply-driven.

On chicken and prepared foods, the value-added part of our portfolio, we think that is going to continue to be an area where we will drive significant and advantage growth. So, the focus for us is clearly to grow both. But as it relates to our focus on brand building and new products and as we're building up the capabilities both on our retail and foodservice channel teams, the predominance that you'll see there is making a product that is potentially maybe commoditized in the past and adding value. And things that are happening both in retail and foodservice

8

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

today is that customers are looking for further value-added products and fresh products. And that combination for us fits right in our wheel house and that's the big reason why this makes a lot of sense.

Operator: The next question will come from Akshay Jagdale of Jefferies. Please go ahead.

Akshay Jagdale

Analyst, Jefferies LLC

Q

Hi. Good morning and congratulations on the acquisition. I just wanted to ask a little bit, in terms of this asset, it's very more foodservice oriented. So, when we compare it to, let's say, Hillshire where the brands are very visibly strong, this one maybe is not as visibly strong to investors from a branding perspective yet the multiple is not – it's not that much lower than what you pay for Hillshire is. It's a premium multiple.

So, can you just help us to understand in that context, in the context of having some struggles in your legacy foodservice business, how owning a foodservice asset makes sense and why you think you can add value in the foodservice segment.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Sure. First of all, yes, the base today is the foodservice business and we also think there's some growth opportunity, not just with the Barber Foods brands but also these capabilities, how they can help us with growth in the brands that we already have in the portfolio. So, that's for starters.

I would say as it relates to their foodservice business, it's very strong. And as we announced yesterday, we will be divesting a significant part of our foodservice business, which is the Frozen Bakery side as well as the Kettle business. So, those products will be leaving the portfolio and we are onboarding products that are more consumer-relevant and so that to me makes a lot of sense.

Beyond that, where we've had struggles has been in some of our legacy Tyson prepared foods products and that is clearly due to some of the manufacturing base. And as we see this acquisition as being something that's going to build our manufacturing capability, we feel like this is a part of helping us continue to make the foodservice business healthy.

And finally, just before I turn it over to Dennis to talk about multiple, Akshay, this is one of the strengths that Tyson has is being able to play across all channels significantly, whether it's retail or foodservice. We like to feel like we got the consumer coming and going and it's an opportunity for us to continue to excite them wherever they're going to eat food. And so, we want to grow our foodservice business and grow our retail business and we'll do it with brands, our brands and also our customer brands.

Dennis Leatherby

Chief Financial Officer & Executive Vice President, Tyson Foods, Inc.

A

Akshay, on the financial front, first I would agree with you, we're approaching the Hillshire multiple at about 14 times. But think about this, post-synergies, the multiple will come in about just over eight times which is about where we trade right now. And that's before we even grow this business and expand its capabilities and go beyond there.

And then most importantly or lastly, I would say is that, that it is very creative and will get even more creative over time as we recognize synergies and grow the business.

9

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Akshay Jagdale

Analyst, Jefferies LLC

Q

Okay, and just a follow-up. Obviously, this is a new capability that you're getting so I understand that. But how will that impact your existing business or, in other words, which segments does this acquisition have the potential to most positively impact long-term. Like, obviously, Hillshire now we know, apart from the synergies, it's going to impact the chicken segment pretty significantly. So, can you help us understand like five years down the road if you execute on this, the new capabilities are likely to most positively impact whic h of your current segments? Thank you.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Of course. Yeah. And the quick answer is prepared foods. As we are segmented today, that is certainly where you're going to find the most impact and that is – one of the reasons why we want to make sure that we continue to buy businesses that are going to be growth-oriented is that we have growing businesses at growing margins. And as such, this is an awesome opportunity for us to do that.

And what I would say the idea of us continuing to look at these as also growth vehicles for the brands that we already have in the Tyson stable is not to be overlooked.

So, just because they have a foodservice business today and it's probably not the brands with the same level of power and spending and consumer awareness that our legacy Tyson brands have, that means for us, it's an opportunity to continue to grow.

Akshay Jagdale

Analyst, Jefferies LLC

Q

Thank you.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

You're welcome.

Operator: The next question will be from Ken Zaslow of BMO Capital Markets. Please go ahead.

Kenneth Bryan Zaslow

Analyst, BMO Capital Markets (United States)

Q

Hey. Good morning, everyone.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Good morning, Ken.

Kenneth Bryan Zaslow

Analyst, BMO Capital Markets (United States)

Q

Just a couple of questions. One is – I must have missed this but can you talk about what the accretion is and does this change your growth algorithm and by how much?

10

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Also, I think the other side of the cost side, AdvancePierre, in my mind, is actually a place that may not have been run as efficiently in the synergies. The in-company opportunities actually seems far greater in every [ph] year as the (25:51) company that was able to have internal improvements beyond the typical. So, are you guys really up for taking a hard look at some of the internal operations that could be restructured within it, not only the synergies but is there opportunity there?

And then the last question I have is – managing private label sandwiches in Jimmy Dean, can you kind of take that as well? Because, obviously, they were moving into a competitive product, the Jimmy Dean Sandwiches. Is this something that you guys are going to manage and how are you going to do it? Those are my questions. Thanks.

Dennis Leatherby

Chief Financial Officer & Executive Vice President, Tyson Foods, Inc.

A

Ken, this is Dennis. I'll handle the accretion comment. Rather than give you a precise number, think about it this way. So, over the last 12 months ended December, their operating income was about $200 million. We're going to borrow about $4.5 billion in debt in the neighborhood of 3.5%. So, I'll let you do the accretion calculation. You'll see that's very accretive. There will be a little bit of a bump up in depreciation and amortization. It's too early to give you that number but it's not a big number. So, I'll turn the rest of the question over to Tom.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Sure. Yes. So, as it relates to the synergy part, if there is more opportunity, of course, we're going to take it. And if we can make either side stronger as a result, then we're not going to leave anything on the table. What I will say is we have experience – today, AdvancePierre's Chief Operating Officer, George Chappelle, is somebody that I am very familiar with. He and I worked together at Sara Lee. And what they have done with the team in order to change the way that they're operating, I think they've had a fantastic journey. To the extent that there's more there, we'll find out. And yes, if there's opportunities, we'll take it. Do I think there are some that are baked into the $200 million? Of course. And like I said a moment ago I think those are probably conservative and we'll just see how that plays out.

As it relates to private label, we have a lot of private label customer brand business today and we intend to continue to where it makes sense for us to support our customers in that way. Of course, our foodservice business has a tremendous amount of customer brands. We do have customer brands on retail. And we believe that if we run the business properly, both can be effective and can be synergistic as we are category leaders in particularly, I would say, certainly sandwiches. But for us we see that as an opportunity, not a risk.

Kenneth Bryan Zaslow

Analyst, BMO Capital Markets (United States)

Q

Will you use their pricing model across your business because their pricing model is anticipatory and a little different than most companies that I've seen?

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Yes, we can. The model that they have does – it is very similar to the model that we have in our prepared retail business, probably not so much on some of the other formula-based businesses that we have, but particularly in the legacy Tyson portfolio. But the model that they've gone and that Jim Clough, their Chief Commercial Officer,

11

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

has implemented has been something that is – it certainly has been [ph] an unlock (29:07) for them, but also it's how currently the business is run on the prepared foods retail business that we have today.

Kenneth Bryan Zaslow

Analyst, BMO Capital Markets (United States)

Q

Great. Thank you.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

You're welcome.

Operator: And the final question this morning will be from David Palmer of RBC Capital Markets. Please go ahead.

David Palmer

Analyst, RBC Capital Markets LLC

Q

Thanks. Good morning. Some simple questions. How much of AdvancePierre is foodservice? And within that , how much is sold to traditional restaurant chains, the C-store and retail foodservice area and perhaps the remainder, independents?

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

We certainly don't have all the level of detail that...

David Palmer

Analyst, RBC Capital Markets LLC

Q

Yeah.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

...that question begs. But what I would say generally speaking, the business is, of course, largely foodservice where they have retail business that they have a small presence, like I said, with Barber Foods retail. They have retail private label but it is largely, I would say, a foodservice in convenience, foodservice business. Some restaurant chains, for sure there is – they have some nice business they have there in contracts. But I would say that overall, the way to think about it is a foodservice business but also a large business in the perimeter of the retail grocery store and also growing in that space.

David Palmer

Analyst, RBC Capital Markets LLC

Q

So, the overlap – when you think about would you characterize it? High overlap foodservice perspective?

your foodservice business, the overlap with existing customers, how with existing customers or perhaps largely new customers from a

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

12

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

Yeah. So, as Tyson, we have relationships with practically every foodservice customer and I can't say that that is absolutely true, but as the broad majority of foodservice customer. But I'd say the most significant overlap – AdvancePierre is within the broad line foodservice space and convenience. We have a convenience product line today, but also broad line distribution. There is certainly a lot of overlap there and I think that's going to be a nice thing for these teams to join forces for our customers.

David Palmer

Analyst, RBC Capital Markets LLC

Q

And with the customers that you – assuming you have a virtual overlap everywhere, how is the distribution different? In other words, do you have layers in between you and customers now as pure protein, even a value - added protein supplier that would be delayered? Or how will the go-to-market be different now that you have AdvancePierre?

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

So, in terms of the physical flow, they have distribution centers and mixing centers. We have mixing centers. So, coming up with the right footprint that is going to serve our customers is an opportunity and, frankly, one that we're executing already within the Tyson portfolio.

I think the frozen prepared chicken business and our prepared foods both at Tyson – legacy Tyson, legacy Hillshire, that network is just now coming together. What we'll be adding onto it is another significant business. And so, also simultaneously taking out a portion with the legacy Frozen Bakery business, both retail and foodservice.

But from a physical flow, we think there's a lot of opportunity to create synergy within the distribution footprint. In terms of other go-to-market, touching customers largely the way that we are broker network with the sales people that predominantly focus their time to direct folks on the large customers. So, we're looking forward to getting together with that sales organization and understanding where we can be most effective [ph] to buy (33:07).

David Palmer
Analyst, RBC Capital Markets LLC

Q

And then just one last question about your margins going forward, you talked about your synergies and those are pretty beefy synergies that you talked about.

But even beyond that long-term, I would assume that you would have an opportunity in your mind to expand margins through [ph] in the mixing (33:24) business that you can do going forward. If you're seeing that at all, what kind of mix migration could you see to your margins and where will you target growth?

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

We'll target growth on convenience, traditional foodservice using their capabilities for brands and the Tyson portfolio and on the retail perimeter. As it relates to mix improvements, what I'll say is that certainly divesting parts of the portfolio that are not as strong and requiring margins that are – that's the first step.

The second step in terms of growing is making sure that we have the right value proposition for our customers where they want to grow and the perimeters, what they're telling us and it's what consumers are voting with in

13

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC

Tyson Foods, Inc. (TSN)	Corrected Transcript
Acquisition of AdvancePierre Foods Holdings, Inc. by Tyson Foods Inc Call	25-Apr-2017

terms of their dollars but also using these capabilities and assembly capabilities importantly or rolling the branded business within Tyson.

David Palmer

Analyst, RBC Capital Markets LLC

Q

Thank you very much.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

A

Yeah. You're welcome.

Operator: And ladies and gentlemen, that will conclude our question-and-answer session. I would like to turn the conference back over to Tom Hayes for his closing remarks.

Thomas P. Hayes

President, Chief Executive Officer & Director, Tyson Foods, Inc.

Thank you very much. I appreciate all the questions, very thoughtful, and the engagement today, on short notice. Now, like I said, we are extremely excited about the combination of these two companies. We look forward to getting to spend some time with the team that we have – as we said, we'll look to close this hopefully in the third quarter of our fiscal year. And I just appreciate the time. Thanks a lot, and we'll talk to you on May 8.

Operator: Ladies and gentlemen, the conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information ex pressed herein on this date is subject to change without notice. Any opinions or assertions contained in this information do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2017 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC.

All other trademarks mentioned are trademarks of their respective companies. All rights reserved.

14

1-877-FACTSET www.callstreet.com	Copyright © 2001-2017 FactSet CallStreet, LLC